UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A

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West Marine, Inc.

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On May 1, 2014, West Marine released a letter to its stockholders.  A copy of this letter is attached hereto as Annex A.

Important Information

In connection with the solicitation of proxies, West Marine filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement dated April 4, 2014.  West Marine’s stockholders are urged to read the proxy statement and any other relevant documents when they become available as they contain important information.  Stockholders may obtain additional free copies of the proxy statement and other relevant documents filed with the SEC by West Marine through the website maintained by the SEC at www.sec.gov.  These documents can also be obtained free of charge from West Marine at our website at www.westmarine.com under “Investor Relations—SEC Filings.”

Annex A
500 Westridge Drive
Watsonville, CA 95076
Telephone: (831) 728-2700

May 1, 2014

Dear Fellow Stockholder:

We have previously mailed to you a “Notice of West Marine, Inc. Annual Meeting of Stockholders and Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 15, 2014. (“2014 Annual Meeting”).”

West Marine has three proposals for stockholder vote at our 2014 Annual Meeting: Proposal 1:  To re-elect eight of our directors; Proposal 2: To ratify the Selection of PricewaterhouseCoppers LLP (“PwC”) as our independent registered public accounting firm for fiscal year 2014; and Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers.

As you may know ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), have recommended a vote “FOR” Proposals 2 and 3, and ISS also has recommended a vote “FOR” Proposal 1 to re-elect all eight of our director nominees.  However, Glass Lewis has recommended a vote "Against" four of our eight director nominees who serve on our Audit and Finance Committee:  Alice M. Richter (chair), Robert D. Olsen, Barbara L. Rambo and Christiana Shi.

We strongly disagree with the recommendation of Glass Lewis to vote against our Audit and Finance Committee Members and ask that you not let their recommendation influence your vote.  Your participation and support for our Board of Directors is critical.

Glass Lewis’ recommendation against our Audit and Finance Committee is solely based upon the material weakness identified in West Marine’s internal controls as disclosed in our fiscal year 2013 Form 10-K. The material weakness related to a very narrow issue: An audit adjustment of certain cash consideration received from our vendors that had been previously recorded as a reduction of advertising in selling, general and administrative expense and is now reflected as a reduction to cost of goods sold. This led to a correction of immaterial errors in our financial statements (for more information see Item 8, Footnote 1 of our 2013 Form 10-K).

Although we take a material weakness very seriously, we think it is important to note that the control deficiency did not result in a restatement, but rather an immaterial revision1 to the previously filed financial statements.  These previously-issued financial statements can continue to be relied upon. Additionally, we  took immediate steps to remediate the material weakness and expect that it will be fully remediated by or before year end.

We also feel it is important to note that the discovery of the deficiency resulted from the Audit and Finance Committee’s oversight and decision to appoint a Big 4 accounting firm, PwC, with extensive expertise in retail accounting operations. The accounting matter associated with the revision involved a highly technical, retail-specific revenue recognition accounting pronouncement.  It is because of our Audit and Finance Committee’s deep commitment to the highest accounting standards, their deep level of expertise in accounting and finance practices, strategic growth initiatives and operational excellence, that we ask for your continued support by voting “FOR” each of them.

Each of our four independent Board of Directors who serve on the Audit and Finance Committee has extensive industry expertise, brings a wealth of knowledge to his or her role as a committee member, and is instrumental to the future success of West Marine. As a group, they provide critical oversight and guidance as we move to reposition West Marine to meet its goal of becoming the world’s leading waterlife outfitter. Their credentials speak for themselves:

Alice M. Richter spent her entire 26 year career as a certified public accountant at KPMG, one of the “Big 4” international accounting and auditing firms and, as such, she obtained in-depth knowledge of international operations and complex financial, accounting and internal control issues, as well as expertise in the retail industry.  She is one of our two financial experts and has demonstrated an unparalleled commitment to West Marine and its stockholders. Ms. Richter has
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1In accordance with ASC 250 (SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements), a revision is permitted for a correction of immaterial errors in a prior period when the prior period financial statements can still be relied upon as the errors are immaterial.

provided invaluable business and financial leadership to West Marine’s Board since 2005. She also holds the nationally-recognized "Certificate of Continuing Education" from the NACD Corporate Directors Institute and often is a speaker at national conferences on audit committee and board governance matters. Ms. Richter also serves as a member of our Nomination and Governance Committee. She is also an avid water skier and an enthusiastic angler, which provides a unique understanding of West Marine’s current and future customer base.
          Robert D. Olsen brings a hard goods retailing perspective to West Marine’s Board as well as broad-based retail operational experience. His prior experience as a Chief Financial Officer at AutoZone, Inc. and at Leslie's Poolmart, his work experience in businesses and strategic growth initiatives, and his vast experience, especially in specialty retail, is a great resource to West Marine.  Mr. Olsen also serves as our second financial expert, a rarity for a company of West Marine’s size.

        Barbara L. Rambo has a depth of executive management and leadership experience with companies in the financial services and technology sectors and has extensive experience on other public company boards.  She brings a wealth of knowledge in corporate governance and risk management practices which are necessary to our Audit and Finance Committee.  She has developed skills in corporate finance, capital markets, sales, strategic planning, marketing, operations and executive management, and serves as our lead independent director.  She also serves as chair of our Nomination and Governance Committee and as a member of our Compensation and Leadership Development Committee. Her service in such key roles underscores how critical she is to West Marine’s continued success.

        Christiana Shi is the President of NIKE Global Direct-to-Consumer.  In this role, Ms. Shi leads all of NIKE's retail business around the world, including digital commerce, NIKE Stores, and NIKE Factory Stores and partner retail.  Ms. Shi also was a director and senior partner of McKinsey & Company, Inc., a global management consulting firm, and previous to that held numerous positions at Merrill Lynch & Company, Inc.  Ms. Shi has a unique global perspective acquired through 20 years of work on four continents across an extensive array of consumer brands and retail operations. Further, her expertise in global retail expansion, category strategy, new concept development, store operations, inventory management, performance transformation and the direct/e-commerce business makes her a key resource in the repositioning of our company into an omni-channel retailer, driven by eCommerce development, one of our key growth strategies.  Ms. Shi also serves as a member of our Compensation and Leadership Development Committee.

        Like you, as West Marine stockholders, we feel that West Marine is at a critical juncture in its development and our success is dependent, in part, upon the experience, counsel and wisdom of these four Board members.  We strongly encourage you to follow ISS’ and our recommendation to vote “FOR” all director nominees, including Ms. Richter, Mr. Olsen, Ms. Rambo and Ms. Shi. We truly believe that their continued work on our Board and Committees serves not only West Marine's best interests, but also yours as a West Marine stockholder.

       Additionally, if you have previously casted a “Withhold” vote for Ms. Richter, Mr. Olsen, Ms. Rambo and Ms. Shi, we urge you to reconsider, revoke those proxies and revote “FOR” each of them.

Sincerely,

/s/ Randolph K. Repass

Randolph K. Repass
Chairman of the Board
West Marine, Inc.

/s/ Matthew L. Hyde

Matthew L. Hyde
Chief Executive Officer & President
West Marine, Inc